EXHIBIT 99.1

NEWS RELEASE

Broadcom Business Press Contact Bill Blanning Corporate Communications Department 949-585-5555 blanning@broadcom.com	Broadcom Investor Relations Contact Glenn Josephson Director, Investor Relations 949-585-6663 glennj@broadcom.com

Broadcom Names John E. Major to Its Board of Directors

IRVINE, Calif. – January 31, 2003 – Broadcom Corporation (Nasdaq: BRCM) today announced the appointment of John E. Major, the former Chairman and CEO of San Diego-based Novatel Wireless, Inc., to its Board of Directors.

Mr. Major, 57, served as Chairman and CEO of Novatel Wireless, which provides wireless data access solutions for PDAs and laptops, until earlier this month, when he left to form his own company, The Technologies Solutions Group. Mr. Major joined Novatel Wireless in August 2000 and led the company’s successful IPO later that year. He remains a member of its board of directors.

Previously, Mr. Major was Chairman and CEO of Wireless Knowledge, a San Diego-based joint venture between Microsoft Corporation and QUALCOMM Incorporated that developed a unique solution to allow all Internet-enabled devices, including cell phones, to access critical corporate information such as e-mail, contacts and calendar entries in a convenient and secure manner.

Prior to joining Wireless Knowledge in 1998, Mr. Major served as corporate executive vice president of QUALCOMM, and president of its Wireless Infrastructure Division.

Broadcom Names John E. Major to Its Board of Directors

Under his leadership, the division achieved a leading position in open interface, wireless systems and developed a new line of compact base stations. Additionally, Mr. Major held several executive leadership positions at Motorola, Inc. from 1977 until joining QUALCOMM in 1997. As a senior vice president and chief technology officer, he directed a broad range of research initiatives and led Motorola’s efforts to develop world-class excellence in software.

Mr. Major participates in several industry, research and educational organizations, including the Board of Governors’ Executive Committees of the Telecommunications Industry Association (TIA) and the Electronic Industries Association (EIA). He is a past chairman of both organizations. He is also an advisor to Wireless Facilities Inc. and a past advisor to Loral Space Systems. He served on the Visitor’s Board of the Software Engineering Institute of Carnegie Mellon University, the Computer Science and Telecommunications Board of the National Academy of Science, and the Trustee’s Council of the University of Rochester.

Mr. Major received a bachelor’s degree in Mechanical and Aerospace Engineering from the University of Rochester and a master’s degree in Mechanical Engineering from the University of Illinois. He also holds an M.B.A. from Northwestern University and a J.D. from Loyola University. In addition to Broadcom, he currently serves as a director of four other publicly-traded companies: Novatel Wireless, Verilink Corporation, Lennox International Inc. and Littelfuse, Inc.

“John Major’s impressive background and successes in a range of areas, including his senior management leadership at both large and startup technology companies, will be a major asset to Broadcom,” said Alan E. “Lanny” Ross, Broadcom’s President and CEO, and a member of the Board of Directors. “We look forward to John’s contributions to our Board and to the company as we endeavor to take Broadcom to the next level of growth.”

With the new addition, the Broadcom Board of Directors now has six members: Dr. Henry Samueli, Broadcom’s co-founder, Co-Chairman and Chief Technical Officer; Dr.

Broadcom Names John E. Major to Its Board of Directors

Henry T. Nicholas III, co-founder and Co-Chairman; Mr. Ross; George L. Farinsky; Werner F. Wolfen; and Mr. Major. Mr. Major will serve with Messrs. Farinsky and Wolfen as independent directors and as members of the company’s Audit and Compensation Committees.

About Broadcom
Broadcom Corporation is the leading provider of highly integrated silicon solutions that enable broadband communications and networking of voice, video and data services. Using proprietary technologies and advanced design methodologies, Broadcom designs, develops and supplies complete system-on-a-chip solutions and related hardware and software applications for every major broadband communications market. Our diverse product portfolio includes solutions for digital cable and satellite set-top boxes; cable and DSL modems and residential gateways; high-speed transmission and switching for local, metropolitan and wide area networking; home and wireless networking; cellular and terrestrial wireless communications; Voice over Internet Protocol (VoIP) gateway and telephony systems; broadband network processors; and SystemI/O™ server solutions. These technologies and products support our core mission: Connecting everything®.

Broadcom is headquartered in Irvine, Calif., and may be contacted at 1-949-450-8700 or at www.broadcom.com.

Broadcom®, the pulse logo, Connecting Everything® and SystemI/O™ are trademarks of Broadcom Corporation and/or its affiliates in the United States and certain other countries. All other trademarks mentioned are the property of their respective owners.

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